EXHIBIT 99.1
                                  CAPRIUS, INC.
                                One Parker Plaza
                               Fort Lee, NJ 07024
                     Phone: 201.592.8838 / Fax: 201.592.0393

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Beverly Tkaczenko 201.592.8838

           CAPRIUS, INC. ANNOUNCES PRIVATE PLACEMENT OF $1.95 MILLION

FORT LEE, NJ, APRIL 27, 2000 - CAPRIUS, INC. (OTCBB: CAPR) announced today that it has completed a private placement funding comprised of common stock and warrants in the amount of $1,950,000.

The Company sold 650,000 "units" in the private placement, at a price of $3.00 per unit to several "accredited investors," including members of management. Each unit consisted of (i) three shares of common stock, (ii) four redeemable Series A Warrants to purchase shares of common stock at an exercise price of $.50 per share and (iii) two redeemable Series B Warrants to purchase shares of common stock at an exercise price of $.75 per share. The proceeds from this placement will be used to reduce outstanding debt and provide funds for working capital.

Concurrent with this transaction, Jack Nelson, former President & CEO, and Enrique Levy, former C.O.O., have resigned from the Board of Directors, and were repaid their outstanding notes which had been issued to them in December 1999 for severance obligations. Two designees of the purchasers in the placement, Mr. Shrik Mehta and Mr. Sanjay Mody, are to be elected to the Caprius Board to fill the vacancies created by their resignations. In conjunction with his participation in the placement, and subject to Board approval, Mr. Mehta is to be granted 500,000 options to purchase shares of common stock a price of $1.00 per share.

George Aaron, Caprius' President and CEO, stated, "We are delighted to have concluded this transaction and welcome Mr. Shrik Mehta and Mr. Sanjay Mody to join the Company. At the same time, the Company extends its appreciation to Jack Nelson and Enrique Levy for their years of service, dedication and contributions to Caprius."

The units and the common stock and warrants underlying the units were sold in the private placement under Regulation D of the U.S. Securities Act of 1933, as amended. These securities have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

SAFE HARBOR STATEMENT:
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The statements made in this press release that are not historical fact are
"forward-looking statements" which are based upon current expectations that


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include a number of risks and uncertainties. Additional factors that could potentially affect the Company's financial results may be found on the Company's filings with the Securities and Exchange Commission.